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                                       89

                                                                 Exhibit 23(d)19
                                                               Fundamental Value

John Hancock Variable Series Trust I

Michele G. Van Leer
Chairman and Trustee

    [LOGO] John Hancock (R)
           Financial Services

                                  July 1, 2002

Wellington Management Company, LLP
28 State Street
Boston, MA 02109

Attn: Katy D. Burke
      Assistant Vice President

Re: Fundamental Value Fund (formerly known as "Large/Mid Cap Value Portfolio")
    Sub-Investment Management Agreement dated as of August 12, 1999

Dear Ms. Burke:

     This letter will memorialize our mutual agreement to amend the captioned agreement (a) by deleting the former name of the Subject Portfolio wherever shown and inserting the new name captioned above in its place, effective as of May 1, 2002 and (b) by revising Schedule I to such agreement, effective as of July 1, 2002, to adjust the current fee schedule for the Fundamental Value Fund. Attached is a revised copy of Schedule I which decreases the fee to 50 basis points on the first $25 million of Net Assets. Please substitute copies of the attached Schedule I for the old copies of Schedule I in your files.

     Kindly acknowledge receipt of this letter and the attachment, and indicate your agreement to these amendments, by signing and returning the duplicate of this letter. Thank you.

JOHN HANCOCK                                               JOHN HANCOCK VARIABLE
LIFE INSURANCE COMPANY                                     SERIES TRUST I

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                                       90


By: /s/ Robert R. Reitano                By: /s/ Michele G. Van Leer
    ----------------------------------       -----------------------------------
Robert R. Reitano                                Michele G. Van Leer
Senior Vice President &                          Chairman and Trustee
Chief Investment Strategist

Received and agreed to:
Wellington Management Company, LLP


By: /s/ Jonathan M. Payson
    ----------------------------------
Name: Jonathan M. Payson
Title: Senior Vice President

                                   SCHEDULE I
                              (As of July 1, 2002)

                                      FEES

Fundamental Value Fund*

  Current Net Assets Under Management     Sub-Investment Management Fee
--------------------------------------   -------------------------------
On the first $50 million of Net Assets   Fifty (50) basis points (0.50%)
On the next $50 million of Net Assets    Forty (40) basis points (0.40%)
On all Net Assets over $100 million      Thirty (30) basis points (0.30%)

*Prior to May 1, 2002, the "Large/Mid Cap Value Portfolio"